Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271014
Prospectus Supplement No. 7
(To Prospectus dated July 5, 2023)
INTUITIVE MACHINES, INC.
This prospectus supplement updates, amends and supplements the prospectus dated July 5, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-271014). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2024, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Intuitive Machines, Inc.’s Class A Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC under the symbols “LUNR” and “LUNRW,” respectively. On January 30, 2024, the closing price of our Class A Common Stock was $3.40 per share and the closing price of our Public Warrants was $0.40 per warrant.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” beginning on page 4 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 31, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2024
INTUITIVE MACHINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40823	36-5056189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13467 Columbia Shuttle Street
Houston	TX	77059
(Address of principal executive offices)		(Zip code)

(281)	520-3703
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Loan Conversion

As previously disclosed, on January 10, 2024, Intuitive Machines, LLC (“Intuitive Machines OpCo”), a subsidiary of Intuitive Machines, Inc. (the “Company”), entered into a series of loan documents with Pershing LLC, an affiliate of Bank of New York Mellon (the “Lender”), pursuant to which the Lender agreed to an extension of credit in an amount not to exceed $10.0 million (the “Credit Line”) to Intuitive Machines OpCo (the “Loan Documentation”). The Loan Documentation included one or more guarantees (the “Credit Support Guarantees”) by Ghaffarian Enterprises, LLC (an affiliate of Dr. Kamal Ghaffarian) (the “Guarantor”) and documentation by which the Guarantor supported such Credit Support Guarantees with collateral including marketable securities, in each case in favor of the Lender for the benefit of Intuitive Machines OpCo.

On January 28, 2024, the Company, Intuitive Machines OpCo and the Guarantor entered into a letter agreement (the “Letter Agreement”) pursuant to which, on January 29, 2024: (i) the Guarantor contributed $10.0 million to the Company and Intuitive Machines OpCo for purposes of repaying the principal amount owed by Intuitive Machines OpCo to the Lender under the Credit Line as of the repayment date specified thereunder (the “Repayment Obligation”), in exchange for which (x) the Company issued to the Guarantor 3,487,278 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), constituting the Conversion Shares (as defined herein) and the Conversion Warrants (as defined herein) and (y) Intuitive Machines OpCo issued to the Guarantor the OpCo Conversion Warrants (as defined herein). Following the Contribution, the Company contributed $10.0 million to Intuitive Machines OpCo for purposes of repaying the Repayment Obligations, in exchange for which Intuitive Machines OpCo issued to the Company the Conversion Units (as defined herein) and the OpCo Mirror Warrants (as defined herein). Following the OpCo Contribution, Intuitive Machines OpCo caused the Repayment Obligation and all other amounts required to be paid to the Lender in satisfaction of the Credit Line to be repaid in full.

Pursuant to the Letter Agreement, the Guarantor agreed to contribute (the “Contribution”) an aggregate amount of cash (the “Contribution Amount”) equal to the lesser of $10.0 million and the amount necessary to pay the Repayment Obligation to Intuitive Machines OpCo and the Company for the purpose of repaying the Repayment Obligation. In exchange for the Contribution, (i) Intuitive Machines OpCo agreed to issue to the Guarantor, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), (A) a new unregistered Series A Common Unit Purchase Warrant (the “OpCo Series A Warrant”) to purchase up to an aggregate number of common units of Intuitive Machines OpCo (“Common Units”) equal to the number of shares of the Company’s Class C common stock, par value $0.0001 per share (“Class C Common Stock”), issued to the holder of the Series A Warrant (as defined below) upon the exercise of the Series A Warrant, which OpCo Series A Warrant will only be exercisable if, when and to the extent that the Series A Warrant is exercised by the holder thereof for shares of Class C Common Stock, with an exercise price per unit equal to $2.57 and an expiration date of January 29, 2029, and (B) a new unregistered Series B Common Unit Purchase Warrant (the “OpCo Series B Warrant” and, together with the OpCo Series A Warrant, the “OpCo Conversion Warrants”) to purchase up to a number of Common Units equal to the number of shares of Class C Common Stock issued to the holder of the Series B Warrant (as defined below) upon the exercise of the Series B Warrant, which OpCo Series B Warrant will only be exercisable if, when and to the extent that the Series B Warrant is exercised by the holder thereof for shares of Class C Common Stock, with an exercise price per unit equal to $2.57 and an expiration date of July 29, 2025, and (ii) the Company agreed to issue to the Guarantor, pursuant to Section 4(a)(2) of the Securities Act, (A) a number of shares of Class A Common Stock equal to the Contribution Amount divided by $2.87 (the “Conversion Shares”) and (B) (1) a new unregistered Series A Common Stock Purchase Warrant (the “Series A Warrant”) to purchase up to an aggregate of 4,150,780 shares of, at the Guarantor’s election, Class A Common Stock (at an exercise price per share equal to $2.57 per share), Class C Common Stock (at an exercise price per share equal to $0.0001 per share) or a combination thereof, which Series A Warrant is immediately exercisable and an expiration date of January 29, 2029, and (2) a new unregistered Series B Common Stock Purchase Warrant (the “Series B Warrant” and, together with the Series A Warrant, the “Conversion Warrants”) to purchase up to an aggregate of 4,150,780 shares of, at the Guarantor’s election, Class A Common Stock (at an exercise price per share equal to $2.57 per share), Class C Common Stock (at an exercise price per share equal to $0.0001 per share) or a combination thereof, which Series B Warrant is immediately exercisable and has an expiration date of July 29, 2025 (collectively, the “Conversion Transactions”).

The Company further agreed that, immediately following the Conversion Transactions, the Company would contribute (the “OpCo Contribution”) an amount equal to the Contribution Amount to Intuitive Machines OpCo in exchange for (i) a number of Common Units equal to the number of Conversion Shares issued to the Guarantor (the “Conversion Units”), (ii) a new unregistered Series A Common Unit Purchase Warrant (the “OpCo Series A Mirror Warrant”) to purchase up to a number of Common Units equal to the number of shares of Class A Common Stock issued to the holder of the Series A Warrant upon the exercise of the Series A Warrant, which OpCo Series A Mirror Warrant will only be exercisable if, when and to the extent that the Series A Warrant is exercised by the holder of the Series A Warrant for shares of Class A Common Stock, with an exercise price per unit equal to $2.57 and an expiration date of January 29, 2029, and (iii) a new unregistered

Series B Common Unit Purchase Warrant (the “OpCo Series B Mirror Warrant”, and together with the OpCo Series A Mirror Warrant, the “OpCo Mirror Warrants”) to purchase up to a number of Common Units equal to the number of shares of Class A Common Stock issued to the holder of the Series B Warrant upon the exercise of the Series B Warrant, which OpCo Series B Mirror Warrant will only be exercisable if, when and to the extent that the Series B Warrant is exercised by the holder of the Series B Warrant for shares of Class A Common Stock, with an exercise price per unit equal to $2.57 and an expiration date of July 25, 2025.

The Conversion Transactions were reviewed and approved by the conflicts committee of the board of directors of the Company (the “Committee”), which is entirely comprised of independent directors, in accordance with the Company’s Related Person Transaction Policy and Procedures.

The foregoing descriptions of the Letter Agreement, the OpCo Conversion Warrants, the Conversion Warrants and the OpCo Mirror Warrants are not complete and are qualified in their entirety by reference to the full text of the Letter Agreement and the forms of the OpCo Series A Warrant, the OpCo Series B Warrant, the Series A Warrant, the Series B Warrant, the OpCo Series A Mirror Warrant and the OpCo Series B Mirror Warrant, copies of which are attached as Exhibits 10.1, 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6, respectively, to this Current Report on Form 8-K (this “Current Report”) and are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
4.1	Form of Series A Common Unit Purchase Warrant.
4.2	Form of Series B Common Unit Purchase Warrant.
4.3	Form of Series A Common Stock Purchase Warrant.
4.4	Form of Series B Common Stock Purchase Warrant.
4.5	Form of Series A Common Unit Purchase Warrant.
4.6	Form of Series B Common Unit Purchase Warrant.
10.1	Letter Agreement, dated as of January 28, 2024, by and among Intuitive Machines, Inc., Intuitive Machines, LLC and Ghaffarian Enterprises, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2024	INTUITIVE MACHINES, INC.

	By:	/s/ Stephen J. Altemus
Name: Stephen J. Altemus
Title: President and Chief Executive Officer